Exhibit 10.7

EVERETT CO-OPERATIVE BANK

DIRECTOR FEE CONTINUATION PLAN

Effective January 1, 2017

Schedule A
Benefit for [Participant]
Schedule B
Beneficiary Designation

EVERETT CO-OPERATIVE BANK

DIRECTOR FEE CONTINUATION PLAN

ARTICLE I—PURPOSE

The purpose of this Director Fee Continuation Plan (the “Plan”), established herein by Everett Co-operative Bank, located in Everett, Massachusetts (the “Company”), is to provide supplemental funds upon retirement or death for the benefit of certain Directors of the Company. It is intended that the Plan will aid in retaining Directors of exceptional ability by providing them with these benefits. The Plan is intended to comply with Code Section 409A.

ARTICLE II—DEFINITIONS

2.1 Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article V of the Plan.

2.2 Benefit Schedule

“Benefit Schedule” means the personalized description of the Participant’s Normal Retirement Benefit, in the form set forth on Schedule A of this Plan. All Benefit Schedules shall be treated as being an integral part of this Plan, but no Participant shall have the right to receive any information about any other Participant’s Benefit Schedule.

2.3 Board

“Board” means the Board of Directors of the Company.

2.4 Change in Control

“Change in Control” means the occurrence of any of the following, whether in a single transaction or a series of related transactions:

(a) Change in Ownership. Any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company, except that an initial public offering of Company securities on an exchange shall not constitute a Change in Control; or

(b) Sale. Any sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(c) Liquidation. A plan for liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed.

PAGE 1 - DIRECTOR FEE CONTINUATION PLAN

2.5 Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.6 Effective Date

“Effective Date” means January 1, 2017.

2.7 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

2.8 Interest Rate

“Interest Rate” for a month is the applicable interest rate determined using the first, second, and third segment rates for that month under section 417(e)(3)(D). The applicable interest rate is specified by the Commissioner in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin.

2.9 Normal Retirement Age

“Normal Retirement Age” means the age specified on the signed copy of Participant’s Schedule A.

2.10 Normal Retirement Date

“Normal Retirement Date” means the first day of the month, coincident with or next following the date, on which a Participant has a Separation from Service and such date is on or after attaining Normal Retirement Age.

2.11 Participant

“Participant” means any individual who is eligible to participate in the Plan under Section 3.1 of the Plan.

2.12 Plan

“Plan” means this Everett Co-operative Bank Director Fee Continuation Plan as set forth in this document, as the same may be amended from time to time.

2.13 Plan Benefit

“Plan Benefit” means the annual benefit payment listed for each Participant on the Participant’s Benefit Schedule payable upon a distribution event described in Article IV.

2.14 Present Value

“Present Value” means the current sum of a stream of payments determined by discounting future payments from their payment dates to the measurement date using the Interest Rate as of the measurement date.

PAGE 2 - DIRECTOR FEE CONTINUATION PLAN

2.15 Separation from Service

“Separation from Service” means the Participant’s termination of services as a Director of the Company, and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Company pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent,” as long as such termination constitutes a good- faith and complete termination of the relationship between the Company, its affiliates, and the Participant. A termination does not constitute a good faith and complete termination of the relationship if the Participant anticipates a renewal of a relationship with the Company or its affiliates or the Participant anticipates becoming an employee of the Company or its affiliates. Separation from Service shall be determined consistent with and pursuant to Treasury Regulation Section 1.409A-1(h)(2).

2.16 Years of Service

“Years of Service” means the number of consecutive twelve (12) month periods and fractions thereof during which a Participant has had continuous full-time employment with the Company or served as a member of the Board, commencing with the date on which the Participant either first begins service with the Company or first becomes a member of the Board and ending on the date the Participant has a Separation from Service.

ARTICLE III—PARTICIPATION

3.1 Participation

Eligibility to participate in the Plan shall be limited to Directors of the Company and who are, or who first become, Directors on and after the Effective Date.

3.2 Vesting of Benefit

(a) General. All Directors who are members of the Board on the Effective Date of this Plan shall immediately be 100% vested in their Plan Benefit. Directors who become members of the Board after the Effective Date shall vest in their Accounts as follows:

Years of Service	Vested Percentage
7	50%
12	100

(b) Effect of Separation from Service. A Participant’s vested percentage in any Plan Benefit shall not increase after the Participant’s date of Separation from Service.

(c) Full Vesting upon the Occurrence of Certain Events. A Participant shall immediately fully vest in his or her Plan Benefit upon the Participant’s death.

PAGE 3 - DIRECTOR FEE CONTINUATION PLAN

ARTICLE IV—PLAN BENEFITS

4.1 Participant Benefit

The Plan Benefit for a Participant shall be, on any date, the annual benefit as specified in the Participant’s Benefit Schedule payable commencing on the Participant’s Normal Retirement Date, subject to the vesting schedule outlined in 3.2(a) of this Plan.

4.2 Benefit upon Separation from Service Prior to Normal Retirement Age

Benefit Payable. Subject to Section 4.6, a Participant who has a Separation from Service prior to Normal Retirement Age, shall be entitled to receive the Participant’s vested Plan Benefit in ten (10) annual installments commencing on the Participant’s Normal Retirement Date, as if the Participant had a Separation of Service at his Normal Retirement Age.

4.3 Benefit upon Separation from Service on or After Normal Retirement Age

Benefit Payable. Subject to Section 4.6, upon a Participant’s Separation from Service on or after Normal Retirement Age for any reason other than death, the Company shall pay to such Participant the Participant’s vested Plan Benefit in ten (10) annual installments commencing on the Participant’s Normal Retirement Date.

4.4 Benefit upon Death

(a) Prior to Payment of the Participant’s Plan Benefit. If a Participant dies prior to the payment of the Participant’s vested Plan Benefit, the Company shall pay to the Beneficiary the Present Value of Participant’s vested Plan Benefit, in a lump sum within ninety (90) days of the Participant’s date of death.

(b) During Payment of the Participant’s Vested Benefit. If a Participant dies following the commencement of payment of the vested Plan Benefit, but before the completion of payments, the Company shall pay to the Beneficiary the Present Value of the balance of the Participant’s vested Plan Benefit, in a lump sum within ninety (90) days of the Participant’s date of death.

(c) After the Payment of the Participant’s Vested Plan Benefit. If a Participant dies following the payment of the vested Plan Benefit, no death benefit shall be payable to the Beneficiary under the Plan.

4.5 Benefit upon a Change of Control

(a) Form of Payment. If Participant is terminated within two (2) years of an event constituting Change of Control, Participant shall be paid the Present Value of the Participant’s vested Plan Benefit in a lump sum.

(b) Default. In the event of a Change of Control, if Participant remains a Director for over two (2) years after such Change of Control, their vested Plan Benefit shall be distributed in accordance with the other provisions of this Article IV.

PAGE 4 - DIRECTOR FEE CONTINUATION PLAN

4.6 Small Benefit

Notwithstanding Sections 4.2 and 4.3, if, on the date payment is to commence, the Present Value of Participant’s vested Plan Benefit is less than the applicable dollar amount under Code Section 402(g)(1)(B), such vested Plan Benefit shall be paid to the Participant (or Beneficiary) in a single lump sum within ninety (90) days of the Participant’s date of Separation from Service.

4.7 Withholding and Payroll Taxes

The Company shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

4.8 Payment to Guardian

If a vested Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Company may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Company may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE V—BENEFICIARY DESIGNATION

5.1 Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to the distribution of the Participant’s vested Plan Benefit. Each Beneficiary designation shall be in a written form prescribed by the Company, which, until changed by the Company, shall be substantially in the form set forth in Schedule B, and shall be effective only when filed with the Company during the Participant’s lifetime.

5.2 Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Company. The filing of a new designation shall supersede all designations previously filed. If the Participant’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

5.3 No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)	The Participant’s surviving spouse;

PAGE 5 - DIRECTOR FEE CONTINUATION PLAN

(b)	The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c)	The Participant’s estate.

5.4 Effect of Payment

Payment to the Beneficiary shall completely discharge the Company’s obligations to the Participant under this Plan.

ARTICLE VI—ADMINISTRATION

6.1 Administration

The Plan shall be administered by the Company through its authorized officers, who shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.

6.2 Agents

The Company may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company.

6.3 Binding Effect of Decisions

The decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII—CLAIMS PROCEDURE

7.1 Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Company.

(a) Initial Claim Review. If the claim is wholly or partially denied, the Board will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant;

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

PAGE 6 - DIRECTOR FEE CONTINUATION PLAN

(iv) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

(b) Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Board. If no such review is requested, the initial decision of the Board will be considered final and binding.

The Board’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Board’s decision on review shall be made not later than sixty (60) days (one hundred twenty (120) days in special circumstances) after its receipt of the request for review. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial sixty (60) day period of the special circumstances requiring the extension and the date by which the Board expects to render a decision.

To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 7.1.

ARTICLE VIII—AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the benefits of Participants which have already accrued and vested, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b) Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

PAGE 7 - DIRECTOR FEE CONTINUATION PLAN

ARTICLE IX—MISCELLANEOUS

9.1 Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

9.2 Unsecured General Creditor

Participant and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies, annuity contracts or other assets of the Company shall not be held in any trust for the benefit of Participant, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.3 Trust Fund

At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to the Company’s unsecured general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to the Company’s Participants are paid from any such trust, that the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Company.

9.4 Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of Participant’s bankruptcy or insolvency.

Notwithstanding the above paragraph. Company may accelerate the time for paying benefits to someone other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(l)(B)).

PAGE 8 - DIRECTOR FEE CONTINUATION PLAN

9.5 Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Company and Participant. Nothing in this Plan shall give Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge Participant at any time.

9.6 Participant Cooperation

A Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

9.7 Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Massachusetts except as preempted by federal law.

9.8 Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9 Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

9.10 Successors

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

9.11 Notices

All notices shall be in writing and shall be sufficiently given if delivered to the Company at its principal place of business, or to the Participant at his last known address as shown in the Company’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

9.12 Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

PAGE 9 - DIRECTOR FEE CONTINUATION PLAN

9.13 Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company pertaining to the subject matter hereof, other than those as set forth or provided for herein.

EVERETT CO-OPERATIVE BANK

By:	/s/ Richard J. O’Neil, Jr.

Dated:	10/8/17

PAGE 10 - DIRECTOR FEE CONTINUATION PLAN

Everett Co-operative Bank

Director Fee Continuation Plan

Andrew T. Philbin:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 78): $20,000.00

Lester S. MacLaughlin:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 78): $20,000.00

Joseph Sachetta:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $32,500.00

Richard J. O’Neil, Jr.:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $20,000.00

Marjorie A. White:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $20,000.00

Elizabeth P. Jones:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $20,000.00

Paul A. Delory:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $20,000.00

Dennis J. Leonard:	Plan Benefit Amount Payable Annually for 10 Year (if employed through Age 75): $20,000.00

PAGE 11 - DIRECTOR FEE CONTINUATION PLAN